Contacts: Media – Radina Russell
646-429-7358
media@macys.com
Investors – Monica Koehler
513-579-7780
investors@macys.com

Macy’s Executive Chairman Terry Lundgren to Retire
Jeff Gennette appointed Chairman and Marna Whittington remains Lead Independent Director

CINCINNATI, Ohio, December 8, 2017 - Macy’s Inc. today announced that Executive Chairman Terry Lundgren will retire from the board of directors effective Jan. 31, 2018. The board has appointed Jeff Gennette, who has been CEO since March 2017, to the additional role of Chairman effective Jan. 31, 2018. This will complete the planned transition that was announced in June 2016. Marna Whittington remains Lead Independent Director. Following Lundgren’s retirement, the board will have 10 directors.

“I am proud of our company’s growth, accomplishments and the talent we developed during the 14 years I have led Macy’s, Inc.,” Lundgren said.  “I have worked closely with Jeff and his team over the past two years, focusing on the changes and vision required for future success. I am confident that the company has the strategies, resources, talent and leadership to capitalize on the fundamental shifts in consumer shopping patterns we have all experienced. I continue to be impressed with Jeff’s leadership, his decisiveness and his engagement with all levels of our outstanding organization.  I would also like to thank the 140,000 employees of Macy’s, Bloomingdale’s and Bluemercury who make up the most talented retail workforce in America!
It has been an honor to work with you.”

“We thank Terry for his many contributions to Macy’s,” said Whittington. “Jeff has the full confidence of the board and we look forward to him executing on the company’s strategic plan intended to return the company to growth.”

“Terry has been an outstanding leader for Macy’s and an inspiration for the industry. I thank him for the guidance he has given me during this transition period and wish him all the best in his well-deserved retirement from Macy’s, Inc.,” said Gennette. “We’ve made good progress this year on the path to return Macy’s to growth and drive shareholder value for the long term. We are working hard to close the year out strong and head into 2018 with momentum.”

Macy’s, Inc. is one of the nation’s premier retailers. With fiscal 2016 sales of $25.778 billion and approximately 140,000 employees, the company operates more than 700 department stores under the nameplates Macy’s and Bloomingdale’s, and approximately 160 specialty stores that include Bloomingdale’s

The Outlet, Bluemercury and Macy’s Backstage. Macy’s, Inc. operates stores in 45 states, the District of Columbia, Guam and Puerto Rico, as well as macys.com, bloomingdales.com and bluemercury.com. Bloomingdale’s stores in Dubai and Kuwait are operated by Al Tayer Group LLC under license agreements. Macy’s, Inc. has corporate offices in Cincinnati, Ohio, and New York, New York.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy’s management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed real estate and other transactions, prevailing interest rates and non-recurring charges, store closings, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers’ outlets, the Internet, mail-order catalogs and television shopping and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission. Macy’s disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

# # #